EXHIBIT 10.185

                                 FIRST AMENDMENT

         This First Amendment to the Amended and Restated Agreement dated as of July 26, 1999 is the First Amendment to that certain Amended and Restated Agreement dated June 4, 1999, by and between Catalina Lighting, Inc. a Florida corporation (the "Company") and David W. Sasnett (the "Executive").

                                    RECITALS

         I. The Company and the Executive entered into an Agreement, dated May 7, 1998, which was subsequently amended by addendum dated March 3, 1999 and was subsequently amended and restated on June 4, 1999 (the "Amended and Restated Agreement"); and

         II. The Company and the Executive wish to enter into this First Amendment to the Amended and Restated Agreement.

         NOW, THEREFORE, each of the parties agrees as follows:

 A. SECTION 3 OF THE AMENDED AND RESTATED AGREEMENT IS HEREBY DELETED IN ITS ENTIRETY AND SHALL BE REPLACED BY THE FOLLOWING SECTION 3.

         3. COMPENSATION FOLLOWING CHANGE OF CONTROL

         Subject to the terms and conditions of this Agreement, following a change in control of the Company, as defined in Section 2(i), the Executive shall be entitled to the following benefits:

         (i) The Company shall notify the Executive of the date as of which there occurs a change in control of the Company, provided that the failure of the Company to so notify Executive shall not affect any of the Executive's rights under this Agreement. If there is a change in control of the Company and the Company terminates the Executive's employment with the Company (either actually or constructively) within 13 weeks after the date of the change in control of the Company, the Company within 5 business days of the Executive's termination of employment shall pay the Executive an amount equal to two times the Executive's base salary and an amount equal to two times the annual benefits which the Company has provided to the Executive prior to the change in control, including but not limited to payments for medical insurance and automobile lease payments. For purposes of this First Amended and Restated Agreement use of the term "Company" shall also refer to the successor/acquiror

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of the Company if a change in control occurs, as defined in Section 2(i).

         (ii) If (a) there is a change in control of the Company and (b)the Company does not terminate Executive's employment with the Company within 13 weeks after the date of the change in control of the Company and (c) Executive works for the Company through the end of the 13th week after the change in control of the Company (subject to absences by Executive that are consistent with the Company's sick leave, vacation and other absence policies as in effect as of the Effective Date), then within 5 business days after the end of the 13th week following the change in control, the Company shall pay the Executive an amount equal to two times the Executive's base salary in effect as of the date of change in control and an amount equal to two times the annual benefits which the Company has provided to the Executive prior to the change in control, including but not limited to payments for medical insurance and automobile lease payments, provided however that the Company shall not be obligated to make the payment which otherwise would be due the Executive provided for in this Section 3(ii) if prior to the date such payment otherwise would be due the Executive has executed an employment agreement with the Company on terms acceptable to Executive in his sole discretion. If, after a change in control of the Company, the Executive shall terminate his employment with the Company prior to the end of the thirteen (13) weeks (other than on account of Executive's death or disability or as a result of a constructive discharge by the Company), the Company shall pay the Executive's full base salary through the date of termination of the Executive's employment at the rate in effect at the time of the Executive's termination of employment, plus any other amounts to which the Executive is entitled under any compensation plan of the Company, at the time such payments are due, but the Executive shall not be entitled to the payment provided for in Section 3(i).

         (iii) In the event of a dispute regarding this agreement and the Executive is the prevailing party, the Company shall also pay the Executive reasonable legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement.

         (iv) When used herein the term "base salary" shall mean the greater of the annual salary of the Executive at the time of change in control or termination occurs or (2) $190,000;

B. SECTION 4 OF THE AMENDED AND RESTATED AGREEMENT IS HEREBY DELETED IN ITS ENTIRETY AND SHALL BE REPLACED BY THE FOLLOWING SECTION 4.

4. SEVERANCE COMPENSATION WHEN THERE IS NO CHANGE IN CONTROL. In the event there is no change in control as defined in Section 2(1) of the Agreement, and the Executive is terminated without "cause" (as defined in Section 8 (iii) below), the Executive shall be entitled to the following benefits:

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                  (i)      payment of a lump sum amount equal to the Executive's
                           base salary and an amount equal to the annual benefits which the Company has provided to the Executive, including but not limited to payments for medical insurance and/or automobile lease payments; provided however, if the Executive is terminated "without cause" and a change in control occurs within six (6) months subsequent to such termination date, then the Executive shall be entitled to receive an additional payment of one year's base salary and an amount equal to the annual benefits which the Company has provided to the Executive, including but not limited to payments for medical insurance and/or automobile lease payments. In no event shall the Executive be entitled to payment both under this
                           Section 4 and the change in control provisions of
                           Section 3.
                  (ii) the Executive shall not be entitled to receive this severance amount if the Executive is terminated with "cause";
                  (iii) "Cause" shall mean any action by the Executive or any inaction by the Executive which is reasonably believed by the Company to constitute:
                           (a) fraud, embezzlement, misappropriation, dishonesty or breach of trust;
                           (b)      a felony or moral turpitude;
                           (c) material breach or violation of any or all of the covenants, agreements and obligations of the Executive, other than as the result of the Executive's death or Disability;
                           (d) a willful or knowing failure or refusal by the Executive to perform any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or Disability; or
                           (e) gross negligence by the Executive in the performance of any or all of his material duties and responsibilities as an officer of the Company, other than as the result of the Executive's death or disability; provided, however, that in the event that the basis for any termination of the Executive's employment by the Company as set forth in the termination notice delivered by the Company to the Employee is any or all of the definitions of Cause set forth in Section 4(iii)(c ) or Section 4(iii)(e) of this Agreement, then, in such event, the Employee shall have thirty (30) days from and after the date of his receipt of such Termination Notice to cure the action or inaction

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                                    specified therein to the reasonable
                                    satisfaction of the Company.

C. SECTION 9 OF THE AMENDED AND RESTATED AGREEMENT IS HEREBY DELETED IN ITS ENTIRETY AND SHALL BE REPLACED BY THE FOLLOWING SECTION 9.

         9. In the event of a change in control or the Executive is terminated without cause pursuant to Section 4 of this Agreement, all stock options previously issued to the Executive which are unvested at such time shall vest immediately and the Executive shall have up to three months from his termination date to exercise these and all other stock options of the Company held by the Executive.

         In witness whereof, the parties have signed this First Amendment to the Amended and Restated Agreement as of the 26th day of July, 1999.

CATALINA LIGHTING, INC.

BY: /s/ ROBERT HERSH
    ---------------------------------
    Robert Hersh
    Chairman, President and Chief Executive Officer

ACCEPTED AND AGREED:

By: /s/ DAVID W. SASNETT
    ---------------------------------
    David W. Sasnett

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